Exhibit 99.3

 Individual Plans of John Levy

On August 20, 2009  Mr. Levy  was granted options to purchase 125,000 shares of Common Stock at the exercise price of $0.70 per share, the closing market price on the day before the grant.  The options vested in four quarterly installments beginning on October 1, 2009 and expire on July 1, 2015.

On March 29, 2010, Mr. Levy  was granted options to purchase 60,000 shares of Common Stock at the exercise price of $1.00 per share, the closing market price on the day before the grant.  The options vested in four quarterly installments beginning on October 1, 2010 and expire on July 1, 2016.

On February 8, 2011, Mr. Levy  was granted options to purchase 100,000 shares of Common Stock at the exercise price of $0.83 per share, the closing market price on the day before the grant.  The options vested in four quarterly installments beginning on March 1, 2011 and expire on December 1, 2016.

On January 4, 2012, Mr. Levy  was granted options to purchase 100,000 shares of Common Stock at the exercise price of $1.24 per share, the closing market price on the day before the grant.  The options vested in 12 installments beginning on March 1, 2012 and expire on January 31, 2018.